EXHIBIT 99.1

Digital Recorders, Inc. Announces New Investments in the Company

     DALLAS—Digital Recorders, Inc. (Nasdaq:TBUS) (DRI), a market leader in transit, transportation and law enforcement digital communications and audio enhancement systems, announced today it has completed two privately negotiated transactions and has pending a third, totaling $1.7 million in new investments in the Company.

     The two completed transactions include a $1.15 million convertible subordinated debenture through Renaissance Capital Group and a $300,000 sale of restricted, unregistered common stock to Lite Vision Corporation. The pending transaction involves a $250,000 convertible subordinated debenture with a private investor that is subject to senior lender approval, which is expected to be completed in August.

     “These significant and immediate investments in DRI are strong expressions of confidence that are especially noteworthy because they are being made by current investors in the Company. They represent the type of confidence from investors that DRI has worked so hard to earn. We are encouraged that those with whom we have long-time relationships are validating our business strategy and, thus, benefiting all stockholders,” David L. Turney, DRI’s Chairman, President, and Chief Executive Officer, said.

     “As we work toward building the financial resources appropriate for the higher revenue levels we are achieving, these investments are important. The present DRI balance sheet structure is a product of the Mobitec Holding AB acquisition and the financing arrangements entered into when the Company was less than half its present size. These new investments, together with other working capital enhancement steps we are undertaking, will help properly position us for the growth we anticipate,” Mr. Turney said.

1

     INVESTMENT #1: CONVERTIBLE SUBORDINATED DEBENTURE

     Funds managed by Dallas-based Renaissance Capital Group have purchased a seven-year term, eight percent interest rate, $1.15 million convertible subordinated debenture convertible at $2 per share. Funds managed by Renaissance Capital Group participated in financing the acquisition of Mobitec Holding AB in mid-2001 with a similar investment. Russell Cleveland, Renaissance Capital Group’s President and Chief Executive Officer, serves on the DRI Board of Directors.

     INVESTMENT #2: COMMON STOCK

     Lite Vision Corporation, based in Taiwan, Republic of China, has acquired 100,000 shares of restricted and unregistered common stock for $300,000; the stock is subject to future registration. A supplier of display technology to DRI’s TwinVision subsidiary, Lite Vision Corporation acquired 400,000 shares of DRI common stock in 1998. Joseph Tang, an executive with Lite Vision Corporation, serves on the DRI Board of Directors.

     PENDING INVESTMENT

     Separately, DRI also is in final stages of the sale of a $250,000 convertible subordinated debenture to a private investor. This debenture, similar in structure to the new Renaissance Capital Group convertible subordinated debenture, is subject to the approval of DRI’s senior lender. This transaction is expected to be completed in August.

     ABOUT THE COMPANY

     DRI is a market leader in transit, transportation and law enforcement digital-communications and audio-enhancement systems using proprietary software applications. DRI’s products improve the flow and mobility of people through transportation infrastructure, as well as enhance law enforcement agencies’ surveillance capabilities. DRI’s leading-edge, electronic transit communications products — TwinVision® route destination signage systems, Talking Bus® voice announcement systems, Internet-based passenger information services, and automatic vehicle monitoring systems — enhance public transportation around the globe. DRI’s electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies worldwide capture, arrest and prosecute criminals.

     This news release does not constitute an offer to sell securities of DRI. None of the securities described, or the common stock into which the debentures are convertible, have been registered under the securities laws of any state, and absent such registration or an applicable exemption, may not be sold in the United States.

2

     FORWARD-LOOKING STATEMENT

     This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement, express or implied, concerning future events or expectations is a forward looking statement. Use of words such as “expect,” “expected,” “appears,” “believe,” “plan,” “anticipate,” “would,” “goal,” “potential,” “potentially,” “range,” “pursuit,” etc., is intended to identify forward-looking statements that are subject to risks and uncertainties, including those described below. There can be no assurance that any expectation implied in a forward looking statement will prove correct, or that the contemplated event or result will occur as anticipated. The risks associated with forward looking statements include, but are not limited to, product demand and market acceptance risks, the impact of competitive products and pricing, the effects of economic conditions and trade, legal, social and economic risks, such as import, licensing and trade restrictions, the results of implementing the Company’s business plan, and the impact on the Company of its relationship with its lenders. Refer to the Company’s various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements.

     For more information, please visit DRI’s corporate website: www.digrec.com

CONTACT:	Digital Recorders, Inc. Veronica B. Marks, 214/378-8992 Fax: 214/378-8437 veronicam@digrec.com

3